NOTICE TO STOCKHOLDERS
OF STOCKHOLDERS’ MEETING

Notice is hereby given that a Meeting of Stockholders of Function(x) Inc. (formerly known as DraftDay Fantasy Sports Inc.) shall be held for the purpose of (i) updating the stockholders on the status of the Company; (ii) answering any questions that Company stockholders may have, and (iii) conducting such other business as may properly come before the board.

The meeting will be held on Wednesday, June 29, 2016 at 10:00 a.m. at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York.

All stockholders of record as of June 6, 2016 are invited to attend. No votes are expected to be taken at the meeting, and the Company is not soliciting any proxies in connection with the meeting. The Company is not aware of any business to be brought before the meeting.

Dated the 9th day of June, 2016.

By Order of the Board of Directors

Mitchell J. Nelson
Executive Vice President/Secretary